Exhibit 10.1

MEMORANDUM OF AGREEMENT

     This Memorandum of Agreement (hereinafter the "Agreement") is made and entered into between State Street Corporation, State Street Bank and Trust Company, and their respective subsidiaries and affiliates (hereinafter, collectively, "State Street" or the "Company"), and Nicholas A. Lopardo (hereinafter the "Executive"), effective August 1, 2001. The parties seek through this Agreement to recite the mutually agreed upon terms and conditions of the Executive's retirement from State Street.

     1. Termination of Employment. The Executive's last day of employment with State Street will be December 31, 2001. The Company has accepted the Executive's early retirement and voluntary resignation from State Street, effective January 1, 2002. As of the effective date of this Agreement, the Executive will resign from State Street's Board of Directors, as well as from all other Company officerships and directorships, effective immediately.

     2. Continuing Compensation. During the period from the effective date of this Agreement until December 31, 2001, and subject to all of the terms recited herein, State Street shall continue to compensate the Executive at the rate of his current base salary ($740,000 per year).

     3. Executive's Duties. During the period from the effective date of this Agreement until December 31, 2001, the Executive shall, on reasonable notice, make himself available to State Street's Chief Executive Officer for consultation and other transitional assistance as may be reasonably requested of him from time to time. It is agreed and understood that any travel outside of Massachusetts required in connection with such assistance will be as mutually arranged, but will not involve more than two weeks during the balance of the period commencing on the effective date of this Agreement and ending December 31, 2001.

     4. Transitional Office Space, etc.. During the period from the effective date of this Agreement until December 31, 2001, the Executive will retain an office in suitable space at Two International Place, and State Street will continue to provide the Executive with full administrative support and services, as well as all appropriate furnishings, supplies, computer and telephonic equipment, facsimile and electronic mail capabilities, and the like.

     5. Executive Benefits. Following the effective date of this Agreement, and in consideration of all of the Executive's commitments and obligations as set forth herein, State Street shall provide the Executive with the following benefits:

     (a) Stock Options. State Street has furnished to the Executive on July 25, 2001 a schedule (including vesting information) showing each stock option awarded to the Executive under State Street's 1994 Stock Option and Performance Unit Plan and/or its 1997 Equity Incentive Plan (the "Option Plans") and that is still outstanding as of the date hereof (i.e., that has not earlier expired or been exercised) (the "Stock Options"). For the avoidance of doubt, the Executive's rights under the Stock Options are as follows, subject to the Executive's adherence to his commitments set forth in paragraph 7 below:

         (i) Following the Executive's retirement on December 31, 2001, each Stock Option that is not then already fully exercisable will become exercisable in accordance with its vesting schedule and will remain exercisable until one year following the date on which the last tranche of such Stock Option becomes exercisable, and each Stock Option that is already fully exercisable at the Executive's January 1, 2002 retirement will remain exercisable for one year thereafter (i.e., until and including December 31, 2002).

         (ii) In the event of the Executive's death occurring after the Executive's retirement on January 1, 2002, the provisions of clause (i) above shall apply except that, following the Executive's death, the person authorized to exercise any Stock Option (to the extent such Stock Option is exercisable) shall be the Executive's executor or administrator or the person or persons to whom the Stock Option is transferred by will or the applicable laws of descent and distribution. In the event of the Executive's death occurring prior to January 1, 2002, the Executive's Stock Options shall be treated as follows: (A) if the Stock Option was not then already fully exercisable, it will become exercisable (by the Executive's executor or administrator or the person or persons to whom the Stock Option is transferred by will or the applicable laws of descent and distribution) in accordance with its vesting schedule and will remain so exercisable until one year following the date on which the last tranche of such Stock Option becomes exercisable, and (B) if the Stock Option was already fully exercisable on the date the Executive died, it will remain exercisable (by the Executive's executor or administrator or the person or persons to whom the Stock Option is transferred by will or the applicable laws of descent and distribution) for one year following the Executive's death.

         (iii) Notwithstanding clauses (i) and (ii) above, (A) in the event of a Change of Control (as that term is defined in the Option Plans), any Stock Options that are outstanding immediately prior to the Change in Control shall become fully exercisable if not already exercisable; and (B) in the event of a merger, consolidation or similar event affecting the stock of State Street Corporation, the provisions of the Option Plans or the Stock Options pertaining thereto shall govern and may result in termination of the Stock Options earlier than as described in clauses (i) and (ii) above (but in all events only after acceleration pursuant to clause (iii)(A) above)

         (iv) The parties hereto acknowledge and agree that clauses (i) through (iii) above are included herein for the avoidance of doubt, are not an exhaustive summary of all terms and conditions of the Stock Options and the Options Plans to which the Stock Options are subject, and are not intended to, and do not, either enlarge or diminish the Executive's rights under his Stock Options and the Option Plans. To the same end of avoiding doubt or confusion, the parties hereto further acknowledge and agree that State Street will not attempt to construe the Option Plan or the Executive's Stock Options, or any of them, in a manner that is inconsistent with clauses (i) through (iii) above and adverse to the Executive, and the Executive will not make claims or assert rights under his Stock Options, or any of them, with respect to the matters described in clauses (i) through (iii) above that are inconsistent with those clauses.

     (b) Deferred Stock. The Executive holds two awards of deferred stock of State Street Corporation, one for 176,000 shares of State Street Corporation common stock ("Stock") granted to the Executive in 1997 under the State Street Global Advisors Equity Compensation Plan (the "1996 Plan Award"), the other for 14,844 shares of Stock granted to the Executive in 2000 under the 1997 Equity Incentive Plan (the "1997 Plan Award"). In accordance with the terms of those awards, 105,600 of the shares subject to the 1996 Plan Award will be delivered to the Executive on or before January 15, 2002 following the Executive's retirement, and the shares subject to the 1997 Plan Award will be delivered to the Executive following his retirement as follows: 7,422 shares on or before October 15, 2005, and the remaining 7,422 shares on or before October 15, 2006. In lieu of the balance of the Executive's 1996 Plan Award (covering 70,400 shares), State Street will pay to the Executive on or before January 15, 2002, in consideration of, and subject to, the Executive's adherence to his commitments set forth in paragraph 7 below, a cash payment of $3,696,000.

       (c) Pension Benefits. The Executive is vested in his currently accrued benefit under State Street's tax-qualified defined benefit pension plan (the State Street Retirement Plan) (the "Qualified Plan") and State Street's Supplemental Executive Retirement Plan (the "SERP") and, at retirement in accordance with this Agreement, will be vested in his accrued benefits under State Street's Supplemental Defined Benefit Pension Plan (the "Executive SERP", and together with the Qualified Plan and the SERP, the "Retirement Plans"). State Street has furnished to the Executive an estimate of the benefit that will be payable to the Executive following his January 1, 2002 retirement under the Executive SERP, including estimates of his Qualified Plan and SERP benefits. The Executive acknowledges and agrees that the estimate given to him of his Executive SERP retirement benefit does not reflect (but that the final determination of his Executive SERP retirement benefit will be subject to an offset for) the actual amount of his non-State Street retirement income as provided under the terms of the Executive SERP and that, notwithstanding the following provisions of this paragraph 5(c) or the provisions of paragraph 19(a) hereof, no portion of the benefit payable with respect to the Executive under the Executive SERP or the provisions of this Agreement relating thereto can be paid until the Executive shall have furnished to State Street accurate and complete information concerning such other retirement income. Following the Executive's retirement hereunder, the Executive's benefits under the Retirement Plans will be determined and paid as follows:

         (i) The Executive's benefit under the Qualified Plan will be available for payment (or, if paid in the form of an eligible rollover distribution, for rollover) at any time from and after January 2, 2002 in accordance with the terms of the Qualified Plan.

         (ii) The lump sum actuarial equivalent of the Executive's benefit under the SERP will be determined as of January 1, 2002 and paid in a single lump sum cash payment on or before January 15, 2002.

         (iii) The lump sum actuarial equivalent of the Executive's benefit under the Executive SERP will be determined as of January 1, 2002 and one-third of the amount so determined will be paid in each of July, 2002, January, 2003 and July, 2003, in each case on or before the 15th day of the month.

         (iv) For purposes of determining the Executive's benefit under the Executive SERP, (A) the Executive's "Final Average Earnings" (as that term is used in the Executive SERP) shall be $1,944,075.40; (B) for purposes of determining the offsets for "Other Retirement Income" as defined in the Executive SERP, the Executive's benefits under the Qualified Plan, the SERP, and the Executive's non-State Street Retirement benefits will be deemed to have been determined and paid on January 1, 2002 (whether or not actually paid at that time); and (C) the following actuarial assumptions shall be used to determine the lump sum actuarial equivalent amount described in clause (iii) above: (I) an annual interest rate of 4.7454%, and (II) the 1983 Group Annuity Mortality table, blended 50% male, 50% female.

In addition to these benefits, the Executive will be entitled to receive, following his retirement, all of his accrued benefits under State Street's Salary Savings Program and its 401(k) Restoration and Voluntary Deferral Plan, in each case in accordance with the terms of the applicable plan.

       (d) Other Plan Benefits. The Executive holds a share-based performance award (the "Two Year Award") under State Street's 1997 Equity Incentive Plan, conditionally entitling him to certain payments in 2003 based on the then value of State Street stock and subject to the achievement of certain corporate performance goals. The total number of shares subject to the Two Year Award is 90,400 shares. In recognition of his services through retirement, State Street will pay to the Executive the cash value of one half of the shares subject to the Two Year Award (45,200 shares), at an assumed price of $52.50 per share, for a total of $2,373,000 (the "Award Payment"). One-third of the Award Payment ($791,000) will be paid to the Executive on or before July 15, 2002, an additional one-third ($791,000) on or before January 15, 2003, and the final one-third ($791,000) on or before July 15, 2003.

       (e) Continued Participation in State Street Benefits. Until his retirement, the Executive will continue to be eligible to participate in State Street's Salary Savings Program and the Qualified Plan, and in State Street's health, disability and life-insurance programs, in each case in accordance with applicable plan and program terms, but will not be eligible for awards (except as expressly set forth in this Agreement) under any bonus or incentive program, including, without limitation, any stock option or other stock-based program. Except as expressly set forth in this Agreement, the Executive shall not be eligible to share in, or be paid any payments or benefits under, any annual bonus or other incentive award (including, without limitation, any bonus or award under the Senior Executive Annual Incentive Plan or the State Street Global Advisors Incentive Plan) for which payment has not been made as of the date of this Agreement; provided, that any amounts that were earlier payable under any such plan or award but that the Executive has deferred in accordance with the terms of the plan or award shall be paid in accordance with the terms of such deferral. Following his retirement, the Executive will be eligible to participate in State Street's retiree benefit programs, in each case in accordance with the terms of the applicable program. State Street has furnished to the Executive a summary description of its currently applicable retiree programs.

     6. Additional Payment (Non-Competition, etc.). In consideration of all of the Executive's commitments and obligations as set forth herein, and subject to the Executive's continuing adherence to the same, State Street shall make two lump sum payments to the Executive in the aggregate amount of $5,400,000.00. State Street agrees to make the first of these lump sum payments to the Executive, in the amount of $4,400,000.00, on December 31, 2003. State Street agrees to make the second lump sum payment to the Executive, in the amount of $1,000,000.00, at the June 30, 2004 conclusion of the non-competition period recited in paragraph 7 hereof.

     7. Non-Competition/Non-Solicitation. The Executive agrees that, during the period between the effective date of this Agreement and June 30, 2004, the Executive will not, directly or indirectly, compete, or undertake any planning to compete, with State Street, anywhere in the world, whether as an owner, partner, investor, consultant, director, employee or otherwise. Specifically, but without limiting the foregoing, the Executive agrees not to (a) accept employment with, work for or otherwise provide services to, whether with or without compensation, any person or entity that is involved in a business that is competitive with any business of State Street, as those businesses are described in the Form 10-K (or any replacement form) applicable to State Street, now or in the future; (b) solicit or encourage any customer, prospective customer, or investor in State Street to conduct with anyone else any business or activity which such customer, prospective customer or investor conducts or could conduct with State Street; (c) hire or solicit any employee of State Street to discontinue or curtail his/her employment with the Company; and/or (d) solicit or encourage any independent contractor providing services to State Street to terminate or curtail his/her/its relationship with the Company. For purposes of this Agreement, an "employee" or "independent contractor" of State Street is any person who occupied such status at any time within the twelve (12) months preceding the asserted breach. Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning not in excess of 1% of any security issued and outstanding of an entity listed on a national securities exchange or traded on the NASDAQ National Market. The parties understand that the obligations of the Executive pursuant to this paragraph 7 shall be deemed for all purposes as controlling, notwithstanding different undertakings of the Executive on the same subject contained in any agreement previously entered into or binding between the Executive and the Company.

     8. Confidential Information. The Executive agrees that, except as required for the performance of his duties hereunder, as authorized in writing by State Street's Chief Executive Officer, or as required by applicable law, he will never, directly or indirectly, use or disclose any Confidential Information belonging to the Company. For purposes of this Agreement, "Confidential Information" means any and all information of State Street that is not generally known by others with whom it competes or does business, or with whom it plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed, would assist in competition against State Street, including but not limited to (a) all proprietary information of State Street, including but not limited to the products and services, technical data, methods, processes, trade secrets, know-how, developments, inventions, and formulae of the Company, (b) the development, research, testing, marketing, financial activities and strategic plans of the Company, (c) the manner in which State Street operates, (d) State Street's actual and projected financial performance, (e) the identity and special needs of the customers, prospective customers and investors of the Company, and (f) the people and organizations with whom the Company has business relationships and the substance of those relationships. Confidential Information also includes any information that State Street may receive or has received from customers, investors, business partners or others with any understanding, express or implied, that the information would not be publicly disclosed.

     9. Remedies. State Street and the Executive agree without reservation that the restraints set forth in paragraphs 7 and 8 hereof are necessary for the reasonable and proper protection of the Company; that each and every one of the restraints is reasonable with respect to subject matter, length of time, and geographic area; and that these restraints will not prevent the Executive from obtaining other suitable employment, if he wishes to do so, during the non-competition period. The Executive further agrees that, were he to breach any of the covenants contained in paragraph 7 or paragraph 8, the damage to the Company would be irreparable. The Executive agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of those covenants. It is expressly agreed that the Company will not have to post bond in connection with any such injunction, and that the Executive will not take, and will not permit anyone else to take on his behalf, any position in a court or any other forum inconsistent with any of his covenants and agreements herein. The Company and the Executive further agree that, in the event that any provision of paragraph 7 or paragraph 8 of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Further, the Company and the Executive agree that the period of restriction described in paragraph 7 shall be tolled, and shall not run, during any period of time in which the Executive is in breach of the terms of this Agreement.

     10. Non-Disparagement. The Executive agrees that he will not disparage State Street or any of its employees, officers, directors or agents in communications with third parties. State Street, in turn, agrees that neither its Board of Directors nor members of its senior management team (defined to mean the Company's Chairman, Vice Chairmen, members of the Office of the Chief Executive Officer, members of the Senior Executive Group, and any successor to the Executive's position at State Street Global Advisors) will disparage the Executive in communications with third parties. State Street's Chairman shall likewise undertake reasonable efforts to see that other members of the Company's senior management will not disparage the Executive in communications with third parties. State Street further agrees that it will provide the Executive with a reasonable advance review and right of approval (which shall not be unreasonably withheld) of any internal or external written communications announcing his retirement.

     11. Post-Employment Cooperation. The Executive agrees to cooperate with State Street in respect to any matters arising during or related to his employment, including but not limited to cooperation in connection with any litigation, governmental investigation, or regulatory or other proceeding which may have arisen or which may arise following the execution of this Agreement. As part of the cooperation agreed to herein, the Executive shall provide complete and truthful information to State Street and its attorneys with respect to any matter arising during or related to his employment. Specifically, the Executive shall make himself available to meet with Company personnel and the Company's attorneys, and shall provide to the Company and its attorneys any and all documentary or other physical evidence pertinent to any matter; and, at the Company's request and upon reasonable notice, the Executive shall travel to such places as the Company may specify (for which the Company will reimburse the Executive for his reasonable travel and lodging expenses) and provide such complete and truthful information and evidence to parties whom the Company may specify. Further, upon the oral request of State Street or its attorneys, the Executive shall testify, truthfully and accurately, to any such matter in any civil case to which the Company is a party or in connection with any investigation or regulatory or other proceeding relating to the Company or its activities. Finally, the Executive shall promptly notify State Street's General Counsel, within three business days, of his receipt from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or relating to his employment or directorship at State Street. In the event that the Executive's required cooperation under this paragraph exceeds an aggregate of thirty (30) days during a calendar year, State Street shall compensate him at a per diem rate of $2,000 per day for each additional day of cooperation that may be required during such calendar year.

     12. Executive's Release of Claims. In consideration of the benefits to be provided the Executive hereunder, the Executive hereby releases, waives and forever discharges State Street and all those persons, employees, directors, agents and entities affiliated with it from and against any and all claims, rights and causes of action now existing, both known and unknown, including but not limited to all claims of breach of contract or misrepresentation, wrongful discharge, breach of fiduciary duty, or claims of alleged violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, Massachusetts G.L. c. 151B, Massachusetts G.L. c. 149, § 148, or any other local, state, or federal law, regulation or other requirement or any other claim relating to or arising out of the Executive's employment and/or directorship with State Street and/or his ownership of Company stock. The Executive hereby covenants that he will not institute any charge, complaint, or lawsuit to challenge the validity of this release or to otherwise assert claims against State Street, and that he will execute and not revoke another such release in favor of State Street in the form appended hereto and marked "A" coincident with the effective date of his retirement from the Company. It is agreed and understood that the forgoing general release does not waive any of the following rights: (a) to the pay or benefits to be provided to the Executive as set forth herein; (b) to enforce the terms of this Agreement; (c) to exercise vested stock options in accordance with the terms of applicable plans; (d) to access any currently vested benefit in any State Street retirement plan; (e) to raise counterclaims related to claims that State Street has not waived pursuant to this Agreement; and (f) to avail himself of any rights to insurance or indemnification that the Executive may have under State Street's by-laws or applicable insurance policies.

     13. State Street's Release of Claims. In exchange for the commitments of the Executive set forth herein, State Street voluntarily and forever discharges the Executive from any and all causes of action, rights or claims now existing, both known and unknown, which the Company may have against the Executive, except for: (a) claims related to State Street's right to enforce the terms of this Agreement, (b) claims arising from any criminal or fraudulent conduct on the Executive's part that is reasonably determined by the Company to be contrary to its interests; (c) claims arising from the Executive's violation of state or federal securities laws or regulations; (d) claims arising after the effective date of this Agreement; (e) counterclaims related to claims that the Executive has not waived pursuant to this Agreement; and (f) claims which State Street may not release pursuant to applicable laws and regulations.

     14. Indemnification. The Executive shall be entitled (a) to such rights to indemnification as shall exist in State Street's articles and/or by-laws and related Board of Directors votes, as amended from time to time, and (b) to coverage under State Street's directors' and officers' insurance policy and other applicable liability policies, for causes relating to all acts or omissions occurring on or prior to December 31, 2001, to the extent set forth in such documents, but in no event greater than the extent to which such coverage or rights have been or are extended to other officers or former officers of State Street.

     15. Reciprocity of Obligations. The performance by State Street of its commitments hereunder shall be expressly conditioned on the Executive's fulfillment of all of his obligations in this Agreement, including without limitation those set forth in paragraphs 7, 8, 9, 10, 11 and 12 hereof, each of which shall be deemed a material term of this Agreement. Similarly, the Executive's performance of his commitments hereunder shall be expressly conditioned upon State Street's fulfillment of all of its obligations set forth herein. Either party may suspend or terminate its performance hereunder in the event the other commits a material breach of this Agreement.

     16. Arbitration of Disputes. In the event of any dispute arising out of or relating to this Agreement or the breach thereof, the parties shall use their best efforts to settle the dispute by direct negotiations.

       (a) If the dispute is not settled promptly through negotiation, the parties may submit the dispute to mediation under the Commercial Mediation Rules of the American Arbitration Association. The parties shall each pay their own attorney's fees associated with any such mediation, but shall share equally the mediation fees.

       (b) Following mediation (if any), any unresolved controversy or claim arising out or relating to this Agreement, or breach thereof, shall be decided in binding arbitration by a sole arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the Award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of a conflict between such Rules and the terms of this Agreement, this Agreement shall govern.

       (c) The arbitrator shall be a lawyer with experience in executive compensation matters. The arbitrator shall determine the arbitrability of the dispute if it is in controversy. The arbitrator may consider and rule on any dispositive motions submitted by the parties.

       (d) Except for any stenographer and the arbitrator, attendance at the arbitration shall be limited to the parties and their counsel and witnesses. Except as necessary for purposes of an action to enforce, modify, or vacate the arbitration award, and except to the extent that disclosure is required by law, all documents and other information submitted to the arbitrator, including any transcript of the proceedings, shall be confidential and shall not be disclosed to anyone other than the parties and their counsel and financial advisors.

       (e) The arbitration shall be held in Boston, Massachusetts, shall commence no later than 90 days after service of the demand, and shall proceed from day to day until concluded. The arbitrator shall issue an award in writing no later than 30 days after the conclusion of the arbitration hearing.

       (f) The parties shall rely solely on the procedures set forth herein to resolve any dispute. If any party to this Agreement files an action in court (other than an action for equitable relief in connection with claimed violations of paragraphs 7 or 8 hereof, which is permitted, an action to preserve the status quo pending arbitration, or an action to compel arbitration or to vacate, modify, or enforce the arbitral award) in violation of this Agreement, that party shall indemnify the other party for its reasonable attorney's fees and costs incurred as a result of such violation. The prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred in connection with the enforcement of the award if the award is not paid within sixty days of issuance, or if the non-prevailing party in the arbitration unsuccessfully challenges the award in any court. Each party shall bear its own expenses (except as expressly provided above) in connection with the arbitration, but the AAA arbitration fees and the arbitrator's fee shall be paid by the non-prevailing party.

     17. Entire Agreement. This Agreement constitutes the entire agreement between State Street and the Executive, and supersedes any other contracts or commitments with respect to the Executive's employment with the Company and/or service on the Company's Board of Directors, and/or the termination of such employment or service, except to the extent expressly provided for herein.

     18. Modification of Agreement. This Agreement may only amended, modified or waived by a writing signed by parties duly authorized to do so.

     19. Successors and Assigns; Death Benefits. It is agreed and understood that this Agreement shall inure to the benefit of and be binding upon the parties' successors and assigns. In the event of the Executive's death whenever occurring, the heirs or beneficiaries of the Executive shall be entitled to such death benefits, if any, as are provided under the terms of the Qualified Plan, the SERP, the Salary Savings Program, the 401(k) Restoration and Voluntary Deferral Plan, and any life insurance policy or program under which the Executive was then covered, and to the following death benefits or payments, if any:

       (a) In the event of the Executive's death occurring prior to his January 1, 2002 retirement, his beneficiaries under the Executive SERP shall be entitled only to such benefits, if any, as are determined under the applicable terms of that plan. The Executive acknowledges that no death benefits would be payable under the Executive SERP in the event of his death occurring prior to his 55th birthday. In the event of the Executive's death occurring on or after January 1, 2002, his beneficiaries under the Executive SERP shall be entitled to any unpaid portion of the Executive SERP benefit determined under Section 5(c) above to which the Executive would have been entitled had he survived, which unpaid portions shall be paid at the same time or times and in the same amount(s) as they would have been paid had the Executive survived.

       (b) The Executive's Stock Options shall be treated in accordance with the provisions of the Option Plans, subject to paragraph 5(a) above.

       (c) In the event of the Executive's death occurring prior to his January 1, 2002 retirement, provided that prior thereto the Executive had not breached his undertakings set forth in paragraph 7 above, (i) the portion of the Executive's 1996 Plan Award described in paragraph 5(b) above that is vested and payable in such event (88,000 shares) shall be delivered to the Executive's beneficiary or beneficiaries in accordance with the terms of the State Street Global Advisors Equity Compensation Plan, (ii) the Executive's 1997 Plan Award will be payable to the Executive's beneficiary or beneficiaries at the same times, and in the same form and amounts, as it would have been paid had the Executive survived, and (iii) in lieu of the $3,696,000 cash payment described in paragraph 5(b) above (and in lieu of any other benefit under the 1996 Plan Award, other than as provided in (i) above), State Street shall pay to the Executive's beneficiary or beneficiaries a cash death benefit of $4,620,000. In the event of the Executive's death occurring on or after January 1, 2002, provided that prior thereto the Executive had not breached his undertakings set forth in paragraph 7 above, the unpaid portions of any payment or benefit to which the Executive would have been entitled under paragraph 5(b) above had he survived will be paid to his beneficiary or beneficiaries, at the same time or times, and in the same form and amounts, as they would have been paid had the Executive survived.

       (d) In the event of the Executive's death whenever occurring, provided that prior thereto the Executive had not breached his undertakings set forth in paragraph 7 above, the cash payments described in paragraph 2, paragraph 5(d), and paragraph 6 shall be paid to the Executive's estate at the same time and in the same amounts as they would have been paid to the Executive had the Executive survived.

     20. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given three days after having been mailed by first-class mail or registered or certified mail, or twelve hours after having been delivered or sent by facsimile, to the following addresses or to such other addresses as the parties shall have furnished to each other in writing.

                          Nicholas A. Lopardo
                          P. O. Box 194
                          Boxford, MA 01921

                          State Street Corporation
                          Attn: Chief Executive Officer
                          225 Franklin Street
                          Boston, MA 02110

       21. Miscellaneous.

       (a) All payments to the Executive and all benefits, entitlements and accruals of the Executive under this Agreement or under any other State Street plan or program (whether or not expressly mentioned in this Agreement) are conditioned upon the payment by the Executive of applicable required tax withholdings, including, without limitation, FICA (including Medicare) tax withholdings. State Street may reduce any cash payments by the amount of any applicable tax withholdings.

       (b) All share totals expressed in this Agreement have been determined by taking into account stock splits (including stock dividends) through and including State Street's May, 2001 two-for-one stock split. In the event of any later stock split, stock dividend, combination of shares or similar adjustment affecting the Stock, the share totals (and, to the extent dependent upon any assumed per-share price, any cash payments) in this Agreement shall be appropriately adjusted.

       (c) Effective August 1, 2001, the Executive shall cease to be covered by that certain Employment Agreement dated as of the 19th of October, 1995 (the "Change of Control Agreement"), and the Change of Control Agreement shall have no further force or effect; provided, that nothing herein shall eliminate or otherwise adversely affect any protections that the Executive may have upon a change of control of State Street under other plans, awards or agreements, including, without limitation, accelerated vesting of outstanding stock options.

       (d) In order to be certain that this Agreement will resolve any and all concerns that the Executive might have, State Street requests that he carefully consider its terms, including the general release of claims set forth above. For a period of seven days following his execution of this Agreement, the Executive may revoke his acceptance hereof as to the release of claims under the Age Discrimination in Employment Act, and this Agreement shall not become effective or enforceable as to the release of such claims until after that seven-day revocation period has expired.

       (e) In signing this Agreement, the Executive acknowledges that he understands its provisions; that his agreement is knowing and voluntary; that he has been afforded a full and reasonable opportunity of at least 21 days to consider its terms and consult with or seek advice from an attorney of his choosing; and that he has been advised to seek counsel from an attorney and has in fact done so.

       (f) The parties' substantive and procedural rights with respect to this Agreement shall be governed by the law of the Commonwealth of Massachusetts, without resort to choice of law or conflict of law principles.

       (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

/s/ NICHOLAS A. LOPARDO	/s/ DAVID A. SPINA
Nicholas A. Lopardo	State Street Corporation
Dated: August 2, 2001	State Street Bank and Trust Company By: David A. Spina Chief Executive Officer Dated: August 2, 2001

"A"

RELEASE OF CLAIMS

     FOR AND IN CONSIDERATION OF the special payments to be made to me in connection with my separation from employment and membership on the Board of Directors and related affiliations, as set forth in the Memorandum of Agreement between me and State Street Corporation, State Street Bank and Trust Company, and their subsidiaries and affiliates (the "Company"), effective as of August 1, 2001 (the "Agreement"), I, on my own behalf and on behalf of my heirs, beneficiaries and representatives and all others connected with me, hereby forever release, waive and discharge any and all causes of action or claims against the Company, its parent, subsidiary and affiliated organizations and the respective past, present and future directors, officers, agents, employees, successors and assigns of such organizations, that I have had, now have or may have in any way related to or arising out of my employment or other affiliations with the Company, including claims pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act, and Mass. G.L. c. 151B, all as they may have been amended.

     In signing this Release of Claims, I acknowledge that I have had a full and reasonable opportunity of at least twenty-one (21) days to consider the terms of this Release of Claims, that I was encouraged by the Company to consult with an attorney prior to signing this Release of Claims, and that I am signing this Release of claims voluntarily and with a full understanding of its terms.

     I understand that I may revoke this Release of Claims as to rights and claims under the Age Discrimination in Employment Act (ADEA) at any time within seven (7) days of the date of my signing by written notice to the Company, and that this Release of Claims as to rights and claims under the ADEA will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it. As to all other claims, this Release of Claims shall be effective upon execution.

     Notwithstanding the foregoing, I understand that this Release of Claims shall in no way affect my right to enforce the terms of the Memorandum of Agreement referred to above.

     Intending to be legally bound, I have set my hand and seal on the date written below.

Signature: ________________________ Nicholas A. Lopardo
Dated: ________________________